Exhibit 99.1

Contact:
Pam Sclafane	Ryan Blake
Vice President, Marketing	Chief Operating Officer
1-800-680-6872, ext. 2038	1-800-680-6872, ext. 2076
psclafane@BCB.Bank	rblake@BCB.Bank

BCB Bancorp, Inc. Names Jawad Chaudhry as Chief Financial Officer

Bayonne, NJ – September 28, 2022 – BCB Bancorp, Inc. (the “Company”) (NASDAQ: BCBP), the holding company for BCB Community Bank, has named Jawad Chaudhry as Chief Financial Officer, effective immediately. Chaudhry, formerly Executive Vice President of FP&A, Corporate Finance, & Strategy at Investors Bank, brings to his new position significant experience in both regional and investment banking.

“We are thrilled to have Jawad join our senior management team,” said Thomas Coughlin, BCB President and CEO. “His background and experience add to the depth and knowledge of our team and will serve our Company and shareholders well as we continue executing on our strategic plan. On the heels of being named to the 2022 Piper Sandler Sm-All Stars list, Jawad’s appointment as CFO ensures that BCB continues excelling as a high-performing financial institution.”

Chaudhry’s regional banking experience includes leading the build-out of the FP&A function, as well as strategic planning, budgeting/forecasting, M&A strategy, profit optimization, capital planning, stress testing and CECL processes at Investors Bank. His investment banking career included providing M&A advisory, transaction structuring/negotiation and capital/funding optimization solutions to financial institutions.

Before joining BCB Bancorp, Inc., Chaudhry served as Executive Vice President of FP&A, Corporate Finance & Strategy at Investors Bank. Prior to that, he was Vice President, Corporate Development at Prudential Financial, and Senior Vice President, in the FIG Investment Banking group at Barclays and then Jefferies. Chaudhry is a graduate, summa cum laude, of Franklin & Marshall College with a bachelor of arts degree in economics and mathematics, with a concentration in business administration. He is a licensed CFA and a member of the board of directors of the Morris County Chamber of Commerce.

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 29 branch offices in Bayonne, Carteret, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and three branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.